DECLARATION OF STEPHEN REEDER

      Pursuant to 28 U.S.C & 1746, I, Stephen Reeder, hereby declare under penalty of perjury that the following declaration is true and correct:

1. My name is Stephen Reeder, and I have personal knowledge of the facts contained in this Declaration.

2. I am over the age of twenty one, I am fully competent to make this Declaration.

3. I am a defendant in a federal bank fraud case styled United States v. Stephen Reeder, et al., Case No. SA CR 01-0169-M-LRL (C.D. Cal.)(the "Reeder Case").

4. I deny any and all allegations of wrongdoing asserted against me in the Indictment filed in the Reeder Case and am actively defending the case.

5. The Reeder Case involves, among other things, purported transactions of Empire Management Services, Inc. ("Empire") in a bank account (the "Empire Account") that was allegedly used to facilitate an alleged bank fraud between 1994 and 1996.

6. While I am not an officer, director, or shareholder of Empire at the present time, I am an authorized signatory on the Empire Account, and was a signatory during the time period between October 2003 and February 2004.

7. For a valid lawful purpose, I caused a total of $53, 150.00 (the "Subject Funds") to be transferred via check or wire transfer from the Empire Account to PayCard Solutions, Inc. ("PayCard") for the benefit of CEC Industries, Inc. ("CEC") in eight separate transactions between October 2003 and February 2004. The dates and amounts of these transfers are reflected on the schedule attached hereto and incorporated herein by reference as Exhibit A.

8. The subject Funds that were deposited into the Empire Account and subsequently transferred to PayCard were derived from the proceeds of an oil well lease transaction involving the Fullerton Oil Fields in Texas that Brooks Wellington Ltd. arranged with Piper Daniel Limited ("Piper") in 2003. Piper was sole source of the Subject Funds.

9. None of the Subject Funds were obtained, directly or indirectly, from any criminal activity or illegal source.

10. None of the Subject Funds were obtained, directly or indirectly, from any of the transactions alleged in the Indictment in the Reeder Case, or as a result of any of the transactions alleged in the Indictment in the Reeder Case.

11.   None of the Subject Funds have a connection, directly or indirectly, to any of the allegations in the Indictment in the Reeder Case, and have no connection, directly or indirectly, with any transaction of the Empire that allegedly occurred between 1994 and 1996 in the Reeder Case.
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12.   I have read the foregoing Declaration, and the statements set forth herein are true and correct.

      FURTHER DECLARANT SAYETH NAUGHT


      Dated: July 22,2004                         /s/ Stephen Reede
                                                  ------------------------------
                                                  Stephen Reeder, Declarant